Exhibit 99.2
NEWS
Anadarko Announces Private Placement Of Notes
     HOUSTON, Oct. 4, 2006 — Anadarko Petroleum Corporation (NYSE: APC) today announced it will receive proceeds of $500 million from a private placement of senior unsecured notes yielding 5.24 percent. The senior notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes are expected to be eligible for trading under Rule 144A.
     Anadarko intends to use the net proceeds from the offering to repay borrowings under its 364-day term loan agreement, which were used to finance its acquisitions of Kerr-McGee Corporation and Western Gas Resources, Inc.
     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.
     Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2005, the company had 2.45 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. In August 2006, Anadarko acquired Kerr-McGee Corporation and Western Gas Resources, Inc. in separate transactions.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2005 Annual Report on Form 10-K and other public filings, press releases and discussions with company management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
Teresa Wong, teresa.wong@anadarko.com, (832) 636-1203
John Christiansen, john.christiansen@anadarko.com, (832) 636-8736
Investors:
John Colglazier, john.colglazier@anadarko.com, (832) 636-2306
Stewart Lawrence, stewart.lawrence@anadarko.com, (832) 636-3326